EXHIBIT 99(b)


                            FIRST UNION AND WACHOVIA

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

   The following unaudited pro forma condensed combined financial information and explanatory notes are presented to show the impact of the merger on our companies' historical financial positions and results of operations under the purchase method of accounting. Under this method of accounting, the assets and liabilities of the company not surviving the merger are, as of the effective date of the merger, recorded at their respective fair values and added to those of the surviving corporation. The unaudited pro forma condensed combined financial information combines the historical financial information of First Union and Wachovia as of and for the year ended December 31, 2000. The unaudited pro forma condensed combined balance sheet as of December 31, 2000, assumes the merger was consummated on that date. The unaudited pro forma condensed combined statement of income gives effect to the merger as if the merger had been consummated at the beginning of the period presented.

   The merger provides for the exchange of 2 shares of First Union common stock for each outstanding share of Wachovia common stock. The unaudited pro forma condensed combined financial information is based on, and derived from, and should be read in conjunction with the historical consolidated financial statements and the related notes of both First Union and Wachovia.

   The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results that would have occurred or financial position if the merger had been consummated during the period or as of the date for which the pro forma data are presented, nor is it necessarily indicative of future operating results or financial position of the combined company.

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

                   PRO FORMA COMBINED CONDENSED BALANCE SHEET

                            FIRST UNION AND WACHOVIA
                               December 31, 2000
                                  (Unaudited)

   The following unaudited pro forma combined condensed balance sheet combines the consolidated historical balance sheets of First Union and Wachovia assuming the companies had been combined as of December 31, 2000, on a purchase accounting basis.

                                                 December 31, 2000
                                      ----------------------------------------
                                       First              Pro Forma  Pro Forma
(In millions)                          Union    Wachovia Adjustments Combined
-------------                         --------  -------- ----------- ---------
ASSETS
Cash and due from banks.............. $  9,906    3,727       --       13,633
Interest-bearing bank balances.......    3,239      174       --        3,413
Federal funds sold and securities
 purchased under resale agreements...   11,240      789       --       12,029
                                      --------   ------    ------     -------
    Total cash and cash equivalents..   24,385    4,690       --       29,075
                                      --------   ------    ------     -------
Trading account assets...............   21,630      961       --       22,591
Securities available for sale........   47,603    7,572       --       55,175
Investment securities................    1,643    1,024        29       2,696
Loans, net of unearned income........  123,760   55,002       --      178,762
Allowance for loan losses............   (1,722)    (823)      --       (2,545)
                                      --------   ------    ------     -------
    Loans, net.......................  122,038   54,179       --      176,217
                                      --------   ------    ------     -------
Premises and equipment...............    5,024      911      (102)      5,803
Due from customers on acceptances....      874       82       --          956
Goodwill and other intangible
 assets..............................    3,664    1,256     7,770      12,690
Other assets.........................   27,309    3,357       (75)     30,591
                                      --------   ------    ------     -------
    Total assets..................... $254,170   74,032     7,622     335,824
                                      ========   ======    ======     =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
 Noninterest-bearing deposits........   30,315    9,180       --       39,495
 Interest-bearing deposits...........  112,353   35,232       --      147,585
                                      --------   ------    ------     -------
Total deposits.......................  142,668   44,412       --      187,080
Short-term borrowings................   39,446    9,828       --       49,274
Bank acceptances outstanding.........      880       82       --          962
Trading account liabilities..........    7,475      334       --        7,809
Other liabilities....................   12,545    2,283     1,006      15,834
Long-term debt.......................   35,809   10,808       --       46,617
                                      --------   ------    ------     -------
    Total liabilities................  238,823   67,747     1,006     307,576
                                      --------   ------    ------     -------
STOCKHOLDERS' EQUITY
Preferred stock......................      --       --        --          --
Common stock.........................    3,267    1,017       363       4,647
Paid-in capital......................    6,272      731    10,790      17,793
Retained earnings....................    6,021    4,506    (4,506)      6,021
Accumulated other comprehensive
 income, net.........................     (213)      31       (31)       (213)
                                      --------   ------    ------     -------
    Total stockholders' equity.......   15,347    6,285     6,616      28,248
                                      --------   ------    ------     -------
    Total liabilities and
     stockholders' equity............ $254,170   74,032     7,622     335,824
                                      ========   ======    ======     =======

See accompanying notes to pro forma financial information.


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

                PRO FORMA COMBINED CONDENSED STATEMENT OF INCOME

                            FIRST UNION AND WACHOVIA
                          Year Ended December 31, 2000
                                  (Unaudited)

   The following unaudited pro forma combined condensed statement of income combines the consolidated historical statements of income of First Union and Wachovia assuming the companies had been combined as of January 1, 2000, on a purchase accounting basis.

                                            Year Ended December 31, 2000
                                       ----------------------------------------
                                        First              Pro Forma  Pro Forma
(In millions)                           Union    Wachovia Adjustments Combined
-------------                          --------  -------- ----------- ---------
Interest income......................  $ 17,534    5,345        --       22,879
Interest expense.....................    10,097    2,830        --       12,927
                                       --------  -------    -------   ---------
Net interest income..................     7,437    2,515        --        9,952
Provision for loan losses............     1,736      588        --        2,324
                                       --------  -------    -------   ---------
Net interest income after provision
 for loan losses.....................     5,701    1,927        --        7,628
Securities transactions--portfolio...    (1,134)     --         --       (1,134)
Fee and other income.................     7,846    1,931        --        9,777
Restructuring and merger-related
 charges.............................     2,190      136        --        2,326
Noninterest expense..................     9,520    2,447        734      12,701
                                       --------  -------    -------   ---------
Income before income taxes and
 cumulative effect of a change in
 accounting principle................       703    1,275       (734)      1,244
Income taxes.........................       565      443       (155)        853
                                       --------  -------    -------   ---------
Income before cumulative effect of a
 change in accounting principle......  $    138      832       (579)        391
                                       ========  =======    =======   =========
PER COMMON SHARE DATA
Income before change in accounting
 principle
 Basic...............................  $   0.12     4.10       0.15        0.27
 Diluted.............................  $   0.12     4.07       0.15        0.27
Average common shares outstanding (in
 thousands)
 Basic...............................   970,608  202,989    202,989   1,376,586
 Diluted.............................   974,172  204,450    204,450   1,383,072

See accompanying notes to pro forma financial information.


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

    NOTES TO FIRST UNION AND WACHOVIA UNAUDITED PRO FORMA CONDENSED COMBINED
                             FINANCIAL INFORMATION

                            FIRST UNION AND WACHOVIA
                          Year Ended December 31, 2000
                                  (Unaudited)

   (1) The merger will be accounted for using the purchase method of accounting, and accordingly, the assets and liabilities of Wachovia will be recorded at their respective fair values on the date the merger is consummated. The shares of First Union common stock issued to effect the merger will be recorded at $31.15 per share which is the average price of the shares over a four-day period surrounding the date the merger was announced.

   The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed. The unaudited pro forma financial information does not include the impact of required deposit divestitures estimated to be $1.3 billion to $2.0 billion. The pro forma financial information also does not include restructuring and merger-related charges and an anticipated $450 million addition to the allowance for loan losses. We expect to realize significant revenue enhancements and cost savings following the merger which also are not reflected in this pro forma financial information. No assurance can be given with respect to the ultimate level of such revenue enhancements or cost savings.

   The final allocation of the purchase price will be determined after the merger is consummated and after completion of a thorough analysis to determine the fair values of Wachovia's tangible and identifiable intangible assets and liabilities. In addition, estimates related to restructuring and merger-related charges are subject to final decisions related to combining the companies. Accordingly, the final purchase accounting adjustments, restructuring charges and merger-related charges may be materially different from the unaudited pro forma adjustments presented herein. Any decrease in the net fair value of the assets and liabilities of Wachovia as compared to the information shown herein will have the effect of increasing the amount of the purchase price allocable to goodwill.

   (2) The pro forma financial information for the merger is included only for the year ended December 31, 2000. The pro forma adjustments herein reflect an exchange ratio of two shares of First Union common stock for each of the 203,424,000 shares of Wachovia common stock that were outstanding at December 31, 2000. The unaudited pro forma information presented herein is not necessarily indicative of the results of operations or the combined financial position that would have resulted had the merger been consummated at the beginning of the applicable period presented, nor is it necessarily indicative of the results of operations in future periods or the future financial position of the combined company.

   The pro forma financial information reflects the addition of 406,848,000 shares of First Union common stock with an aggregate par value of $1.4 billion, an increase in paid-in capital of $11.6 billion for the excess of the fair value of the shares over the par value, and goodwill and deposit base premium of $7.2 billion and $1.8 billion, respectively. The pro forma financial information also includes a special dividend of $0.48 per Wachovia share which will be paid to Wachovia shareholders in connection with the merger.


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

   The pro forma adjustments related to the pro forma balance sheet for the year ended December 31, 2000, are presented below.

                                                                     Year Ended
                                                                    December 31,
(In millions)                                                           2000
-------------                                                       ------------
Investment securities--adjustment to fair value....................    $   29
Premises and equipment--adjustment to fair value...................      (102)
Goodwill and other intangible assets, net..........................     7,770
Other assets--adjustments to fair value............................       (75)
                                                                       ------
  Total............................................................    $7,622
                                                                       ======
Other liabilities
 Personnel related.................................................       289
 Occupancy related.................................................        55
 Contract cancellations............................................        93
 Dividend payable..................................................        98
 Other.............................................................        83
 Deferred income taxes.............................................       388
                                                                       ------
  Total............................................................     1,006
Stockholders' equity...............................................     6,616
                                                                       ------
  Total............................................................    $7,622
                                                                       ======

   The pro forma adjustments above include $697 million that is part of the $1.4 billion of restructuring charges, merger-related charges and purchase accounting adjustments. The rest of the $1.4 billion is estimated restructuring and merger-related charges that are not reflected herein.

   Certain other assets and liabilities of Wachovia, principally loans and borrowings, will also be subject to adjustment to their respective fair values. Pending more detailed analysis, no pro forma adjustments are included herein for these assets and liabilities. The pro forma adjustments related to the unaudited pro forma combined condensed statements of income reflect amortization on a seven-year sum-of-the-years' digits method for deposit base premium and a 25-year straight-line life method for goodwill. As a result, for the year ended December 31, 2000, these adjustments amounted to an increase in noninterest expense of $734 million, of which $444 million is related to deposit base premium amortization and $290 million is related to goodwill amortization; and reductions in income taxes of $155 million and income before cumulative effect of a change in accounting principle of $579 million.

   (3) Earnings per share data has been computed based on the combined historical income before cumulative effect of a change in accounting principle of First Union and Wachovia using the historical weighted average shares outstanding of First Union common stock and the weighted average shares outstanding, adjusted to equivalent shares of First Union common stock, for the year ended December 31, 2000.

   (4) On March 1, 2001, Wachovia completed the purchase of Republic Security Financial Corporation, a bank holding company headquartered in West Palm Beach, Florida. Republic Security had assets of $3.1 billion and deposits of $2.1 billion at December 31, 2000. The transaction was accounted for as a purchase and resulted in intangible assets of approximately $260 million and the issuance of 6.1 million shares of Wachovia common stock.

   On April 9, 2001, Wachovia announced an agreement to sell its consumer credit card portfolio. The portfolio includes 2.8 million customer accounts and managed balances of $8 billion. The transaction is expected to close in the second quarter of 2001, subject to regulatory approval, and is expected to result in a pre-tax gain of approximately $1.4 billion.


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

   These transactions are not included in the pro forma financial information presented herein.

   (5) The Financial Accounting Standards Board has issued a Proposed Statement of Financial Accounting Standards addressing the accounting for business combinations and acquired intangible assets. Under this proposed standard, goodwill and certain other intangible assets would not be subject to amortization, but rather would be subject to periodic testing for impairment. Deposit base intangible would continue to be subject to amortization. Under the transition provisions, as currently proposed, amortization of all goodwill would cease beginning in the quarter following issuance of a final standard. The FASB currently expects to issue a final standard in mid-July; however, there is no assurance that they will issue the final standard in accordance with that timetable or that the final standard will have the same provisions as currently proposed.

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